Exhibit 23.2.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Macquarie Equipment Leasing Fund Two, LLC of our report dated June 16, 2011 relating to the balance sheet of Macquarie Asset Management Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 22, 2011